Exhibit 99.(c)(4)

Neptune Special Committee Project Galaxy Update October 18, 2006 Confidential Presentation to:

Lehman Brothers has begun thorough business and financial diligence with members of Neptune’s management team CFO, EVP Global Operations and U.S. Sales, Director of Corporate Development, MegaPanel Product Manager Meetings held thus far have covered: Detailed business review by product and region Historical financial performance by product and region Initial diligence items received: Market information, client level data, sales team metrics, panel data, product descriptions, organizational structure, etc. Upcoming diligence discussion topics include: Review of 5-Year Projection Model (Base and Upside Cases) Patents JVs NOLs Synergies / Venus Relationship Future meetings will include discussions with: CEO, CTO, Regional Managing Directors, Sales Officers and Others Incoming call from TCS Capital and Neuberger Berman Meetings being scheduled Incoming call from JP Morgan Request for timing insight and due diligence access Project Galaxy Update 1

Project Galaxy - Diligence and Process Schedule (Tentative)

October 2006						
S	M	T	W	T	F	S
1	2	3	4	5	6	7
8	9	10	11	12	13	14
15	16	17	18	19	20	21
22	23	24	25	26	27	28
29	30	31				

10th = Kick-off Meeting 31st = Board Meeting

November 2006							
S	M	T	W	T	F	S	
			1	2	3	4	
5	6	7	8	9	10	11	← Budget Week
12	13	14	15	16	17	18	
19	20	21	22	23	24	25	
26	27	28	29	30			

23rd = Thanksgiving

Date	Description of Events	Attendees
October 10	◆ Kick-off Meeting with the Special Committee	SC / LB / GDC / MGMT / BC
October 12	◆ Detailed Product and Historical Financial Review	LB / MGMT
October 13	◆ Detailed Product and Historical Financial Review (cont'd)	LB / MGMT
October 16	◆ Corporate Expense and Balance Sheet Discussion	LB / MGMT
October 18	◆ Special Committee Update Call	SC / LB / GDC / MGMT / BC
October 18	◆ Patents Discussion, CTO meeting	LB / MGMT / Patent Lawyers
October 19	◆ 5-Year Projections Review 1	LB / MGMT
October 23	◆ NOL and JV Discussion	LB / MGMT / Accountants
October 23	◆ Synergy Discussion	LB / MGMT
October 24	◆ 5-Year Projections Review 2	LB / MGMT
October 24	◆ Meeting with TCS Capital	LB / GDC
October 25	◆ Follow-up Diligence Session	LB / MGMT
October 25	◆ Special Committee Update Call	SC / LB / GDC / MGMT / BC
October 31	◆ Neptune Board Meeting	SC / MGMT
October 31 / November 1	◆ Special Committee Meeting – Preliminary Diligence Overview	SC / LB / GDC / MGMT / BC
November 2	◆ Neptune 3Q Earnings Call	MGMT
November 3	◆ Special Committee Update Call	SC / LB / GDC / MGMT / BC

Special Committee = SC **Management = MGMT** **Lehman Brothers = LB** **Bryan Cave = BC** **Gibson, Dunn & Crutcher = GDC**

LEHMAN BROTHERS

2

Recent Neptune Stock Price Performance Neptune has traded through the Venus offer price of $16 / share Recent Stock Price Performance Since Announcement Venus offer price of $16 Monday 10/16: Barron’s report released saying takeover price may need to be as high as $25 / share Tuesday 10/17: Stifel Nicolaus lowered Neptune rating to hold Note: 30-day average trading value prior to announcement was $14.59. 30-day average trading volume prior to announcement was ~62,000. 3 $14.50 $15.50 $16.50 $17.50 10/6/2006 10/9/2006 10/10/2006 10/11/2006 10/12/2006 10/13/2006 10/16/2006 10/17/2006 Price 0 500 1,000 1,500 2,000 2,500 Volume (000) Volume Neptune